Exhibit 4.1

                           NEXTEL COMMUNICATIONS, INC.
                         CASH COMPENSATION DEFERRAL PLAN

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                                TABLE OF CONTENTS


ARTICLE                                                               PAGE

ARTICLE I
INTRODUCTION                                                            1
         1.1      Name of Plan                                          1
         1.2      Purposes of Plan                                      1
         1.3      "Top Hat" Pension Benefit Plan                        1
         1.4      Funding                                               1
         1.5      Effective Date                                        1
         1.6      Administration                                        1

ARTICLE II
DEFINITIONS AND CONSTRUCTION                                            2
         2.1      Definitions                                           2
         2.2      Number and Gender                                     7
         2.3      Headings                                              8

ARTICLE III
PARTICIPATION AND ELIGIBILITY                                           8
         3.1      Participation                                         8
         3.2      Commencement of Participation                         8
         3.3      Cessation of Active Participation                     8

ARTICLE IV
DEFERRALS AND COMPANY CONTRIBUTIONS                                     9
         4.1      Deferrals by Participants                             9
         4.2      Effective Date of Deferred Compensation Agreemen     10
         4.3      Modification or Revocation of Election by Partipant  10
         4.4      Company Contributions                                10

ARTICLE V
VESTING, DEFERRAL PERIODS AND EARNINGS ELECTION                        11
         5.1      Vesting                                              11
         5.2      Deferral Periods                                     11
         5.3      Earnings Election                                    12

ARTICLE VI
ACCOUNTS                                                               12
         6.1      Establishment of Bookkeeping Accounts                12
         6.2      Subaccounts                                          12
         6.3      Hypothetical Nature of Accounts                      13

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                                TABLE OF CONTENTS

ARTICLE VII
PAYMENT OF ACCOUNT                                                    13
         7.1      Timing of Distribution of Benefits                  13
         7.2      Adjustment for Investment Gains and Losses
                  Upon a Distribution                                 14
         7.3      Form of Payment or Payments                         14
         7.4      Small Accounts                                      15
         7.5      Designation of Beneficiaries                        15
         7.6      Unclaimed Benefits                                  15
         7.7      Hardship Withdrawals                                15
         7.8      Other Withdrawals                                   16

ARTICLE VIII
ADMINISTRATION                                                        16
         8.1      Committee                                           16
         8.2      General Powers of Administration                    17
         8.3      Costs of Administration                             17
         8.4      Indemnification of Committee                        17

ARTICLE IX
DETERMINATION OF BENEFITS, CLAIMS
PROCEDURE AND ADMINISTRATION                                          17
         9.1      Claims                                              17
         9.2      Claim Decision                                      17
         9.3      Request for Review                                  18
         9.4      Review of Decision                                  18

ARTICLE X
MISCELLANEOUS                                                         19
         10.1     Not Contract of Employment                          19
         10.2     Non-Assignability of Benefits                       19
         10.3     Withholding                                         19
         10.4     Amendment and Termination                           20
         10.5     No Trust Created                                    20
         10.6     Unsecured General Creditor Status of Employee       20
         10.7     Severability                                        21
         10.8     Governing Laws                                      22
         10.9     Binding Effect                                      22
         10.10    Entire Agreement                                    22

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                            ARTICLE I - INTRODUCTION


1.1      Name of Plan.

     Nextel Communications, Inc. ("Nextel" or the "Company") hereby establishes, as of December 15, 1997, the Nextel Communications, Inc. Cash Compensation Deferral Plan (the "Plan").

1.2      Purposes of Plan.

     The purposes of the Plan are to provide certain eligible employees and directors of the Company and its Subsidiaries (as defined herein) the opportunity to defer elements of their cash compensation which might not otherwise be deferrable under other Company plans.

1.3      "Top Hat" Pension Benefit Plan.

     The Plan is an "employee pension benefit plan" within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and certain select directors of the Company and its Subsidiaries and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code section 401(a).

1.4      Funding.

     The Plan is unfunded. All benefits will be paid from the general assets of the Company.

1.5      Effective Date.

     The Plan is effective as of December 15, 1997, but no cash compensation of any Participant (as defined herein) may be deferred pursuant to this Plan prior to January 1, 1998.

1.6      Administration.

     The Plan shall be administered by the Compensation Committee (as defined herein), subject to the express understanding that the Compensation Committee may in turn, pursuant to general rules or procedures adopted by the Compensation Committee or as to actions by the Compensation Committee directed at particular or limited circumstances, delegate administration and administrative functions of or relating to the Plan in such manner and to such groups, committees, individuals or entities as the Compensation Committee deems appropriate.

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                    ARTICLE II - DEFINITIONS AND CONSTRUCTION


2.1      Definitions.

     For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

     (a) "Account" means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Article VI that is credited with Base Salary Deferrals, Bonus Deferrals, and Company Contributions made on behalf of each Participant pursuant to Article IV, and the gains, losses and earnings on such amounts as determined in accordance with Article V. As of any Valuation Date, a Participant's benefit under the Plan shall be equal to the amount credited to his Account as of such date.

     (b) "Base Salary" means the base rate of cash compensation (which, in the case of Participants who are Eligible Directors (as defined herein), shall include annual directors' fees or other similar amounts paid or payable in cash) paid by the Company and/or by any Subsidiary to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on a Participant's behalf to any qualified or non-qualified plan maintained by the Company and/or by any Subsidiary.

     (c) "Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Account pursuant to Section 4.1.

     (d) "Beneficiary" means the person or persons designated by the Participant in accordance with Section 7.5.

     (e) "Bonus Compensation" means the amount in cash awarded to a Participant under any bonus plan maintained by the Company and/or by any Subsidiary, to the extent such amount awarded is paid or payable in cash.

     (f) "Bonus Compensation Deferral" means the amount of a Participant's Bonus Compensation which the Participant elects to have withheld on a pre-tax basis from his Bonus Compensation and credited to his account pursuant to Section 4.1.

     (g) "Change In Control" means the happening of any of the following events:

     (i) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

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Exchange Act) of 50% or more of either (1) the then  outstanding  shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change In Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its controlled affiliated companies or (D) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (iii) of this Section 2.1(g) are satisfied; or

     (ii) Individuals who, as of the date hereof, constitute the Board (the Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger of consolidation, (1) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation (2) no Person (excluding the Company and any employee benefit plan (or related trust) sponsored by the Company or any of its controlled affiliated companies or by the

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corporation  resulting from such  reorganization,  merger or consolidation)
who is a holder of voting common stock or other voting securities entitled to vote generally in the election of directors of the Company or of the corporation resulting from such reorganization, merger or consolidation shall, either alone or as part of a "group" (as such term is used for purposes of Section 13(d)(3) of the Exchange Act) beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation and
(3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger of consolidation;

     (iv) The approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company and any employee benefit plan (or related trust) sponsored by the Company or such corporation), or any Person beneficially owning, immediately prior to such sale or other disposition, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) then beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

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     (h) "Code" means the Internal Revenue Code of 1986, as amended.

     (i) "Committee" means the Compensation Committee and also shall mean or include, to the extent relevant, any group, committee, individual or entity that the Compensation Committee may appoint or constitute from time to time, as contemplated in Section 1.6, to administer the Plan in accordance with Article VIII.

     (j) "Company" means Nextel Communications, Inc. and any successor thereto including, without limitation, the surviving corporation resulting from any merger or consolidation of Nextel Communications, Inc. with any other corporation or corporations.

     (k) ACompany Contribution@ means a discretionary cash amount which may be contributed to a Participant=s Account on a pre-tax basis under Section 4.1 for such business purposes and objectives as the Company shall deem appropriate. The Company shall not be obligated to make any Company Contribution to any Participant or Participants, unless such obligation is evidenced in a writing (separate from this Plan document) and signed by an authorized officer on behalf of the Company. Subject to the foregoing, a Company Contribution may be made to any eligible individual Participant or group of Participants based upon any set of conditions or requirements as the Company shall deem appropriate.

     (l) "Compensation Committee" means the Compensation Committee of the Directors.

     (m) "Deferral Period" means the period of time for which a Participant elects to defer receipt of the Base Salary Deferral, Bonus Compensation Deferral, and Company Contributions (if any) credited to such Participant's Account and shall be either (a) the period ending on the Retirement Date, or (b) the period of years ending immediately prior to the first day of a Specific Future Year as specified in Section 5.2. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that commences immediately following the Plan Year for which the applicable Base Salary Deferrals, Bonus Compensation Deferrals, and/or Company Contributions (if any) are credited to the Participant's Account.

     (n) "Deferred Compensation Agreement" means the written agreement (regardless of how it may be titled) as prescribed by the Committee and signed by a Participant pursuant to which the Participant elects the amount of his Base Salary and/or his Bonus Compensation to be deferred into the Plan, and the form of payment for such amounts, the Deferral Period and the deemed investment(s).

     (o) "Directors" means the Board of Directors of the Company.

     (p) "Effective Date" means December 15, 1997.

     (q) "Eligible Director" shall mean each person serving as a director of the Company who is a "NonAffiliated Director" (as such term is defined in the Company's

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Incentive Equity Plan (as defined herein)), and also shall mean each person serving as a director of any Subsidiary of the Company who meets the criteria for a "Non-Affiliated Director" (as so defined ). Unless otherwise determined by the Committee, an Eligible Director shall continue as such until the earlier of
(i) the date on which such person fails to meet the criteria for a "Non-Affiliated Director" (as so defined) and (ii) the date on which such person ceases to serve as a director of the Company and any of its Subsidiaries.

     (r) "Eligible Employee" shall mean an Employee of the Company (or of a Subsidiary) who is a resident of the United States, and occupies a position with the Company or such Subsidiary that has a fixed annual base rate of cash compensation of at least $100,000. Unless otherwise determined by the Committee, an Eligible Employee shall continue as such so long as he meets the above residency and base compensation rate criteria, but shall be entitled to defer Base Salary and Bonus Compensation otherwise payable to him only, until termination of employment with the Company and any of its Subsidiaries.

     (s) "Employee" means any common-law employee of the Company or of any of its Subsidiaries.

     (t) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (u) "Incentive Equity Plan" shall mean the Company's Amended and Restated Incentive Equity Plan, as amended and in effect from time to time.

     (v) "Insolvent" shall mean that the Company has become subject to a pending voluntary or involuntary proceeding under the United States Bankruptcy Code (and, if such proceeding is involuntary and is contested by the Company, such proceeding has not been dismissed within 90 days of the filing thereof) or has become unable to pay its debts as they mature.

     (w)  "Participant"  means (a) each Employee who is an Eligible Employee and
(b) each Eligible Director, (and in either case only if such Eligible Employee or Eligible Director, as the case may be, has been selected by the Committee for participation in the Plan) who has become and remains a Participant in the Plan pursuant to Article III.

     (x) "Plan" means the Nextel Communications, Inc. Cash Compensation Deferral Plan as amended and in effect from time to time.

     (y) "Plan Year" means the twelve-consecutive month period commencing January 1 and ending December 31 of each year.

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     (z)  "Public  Note  Indenture"  means that  certain  Indenture  dated as of
October 22,1997 between the Company and Harris Trust and Savings Bank, as Trustee, as amended and in effect from time to time.

     (aa) "Retirement Age" means, in the case of any Eligible Director, the latest to occur of (a) his sixty-fifth birthday, (b) the date on which he ceases to be an Eligible Director or (c) such other date as is specified by the Eligible Director as his Retirement Age in the relevant Deferred Compensation Agreement(s).

     (bb) "Retirement Date" means the date the Participant is eligible for and retires under any qualified retirement plan maintained by the Company or, in the case of any Eligible Director, such Participant's Retirement Age.

     (cc) ASpecific Future Year@ means a calendar year in the future voluntarily elected by a Participant to begin distribution of Base Salary Deferrals, Bonus Compensation Deferrals, and Company Contributions (if any), limited only by the minimum and maximum Deferral Periods.

     (dd) "Specified Alternatives" shall mean each of the hypothetical investment vehicles authorized and approved from time to time by the Committee to which Base Salary Deferrals and/or Bonus Compensation Deferrals and/or Company Contributions (if any) credited to a Participant's Account or deferred by a Participant may be allocated pursuant to an effective Deferred Compensation Agreement submitted by such Participant. On the Effective Date of this Plan, the Specified Alternatives are those identified and described in summary form on Exhibit A attached hereto.

     (ee) "Subsidiary" shall mean any corporation, joint venture, partnership, unincorporated association or other entity (i) in which the Company has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls more than 50 percent of the total combined voting or other decision-making power and (ii) is a "Restricted Subsidiary" (as such term is defined in the Public Note Indenture), unless, in either or both such cases, the Compensation Committee or the Directors determine, in their sole and absolute discretion, to waive such criteria.

     (ff) "Valuation Date" means each business day of each calendar month.

2.2      Number and Gender.

     Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

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2.3      Headings.

     The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                   ARTICLE III - PARTICIPATION AND ELIGIBILITY


3.1      Participation.

     Participants in the Plan are those Eligible Employees or Eligible Directors who are selected by the Committee, in its sole and absolute discretion, as Participants. The Committee shall notify each Participant of his selection as a Participant. Subject to the provisions of Section 3.3, a Participant shall remain eligible to continue participation in the Plan for each Plan Year following his initial year of participation in the Plan, provided that if such Participant would not be an Eligible Employee or an Eligible Director, as the case may be, with respect to such succeeding Plan Year, then such Participant shall remain eligible only to continue the deferral of prior Base Salary Deferrals, Bonus Compensation Deferrals and/or Company Contributions deferred pursuant to such Participant's prior Deferred Compensation Agreement for periods in which such Participant was an Eligible Employee or an Eligible Director, as the case may be, as and to the extent permitted under the Plan, but shall not be eligible (unless the Committee otherwise determines), to make or have made Base Salary Deferrals, Bonus Compensation Deferrals and/or Company Contributions into the Plan for such Plan Year.

3.2      Commencement of Participation.

     An Eligible Employee or Eligible Director, as the case may be, shall become a Participant effective as of the date the Committee determines, which date shall be on or after the date his initial Deferred Compensation Agreement becomes effective.

3.3      Cessation of Active Participation.

     Notwithstanding any provision herein to the contrary, no Participant shall have any right or entitlement to continue as a Participant in the Plan except as, to the extent and for the purposes specifically provided in this Plan or determined from time to time by the Committee in the administration of this Plan. The Committee shall be specifically empowered to terminate the Participant status of any Eligible Employee(s) and/or Eligible Director(s) if the Committee determines, in its sole and absolute discretion, that such termination is necessary, appropriate or desirable, including without limitation any such termination premised on the Committee's determination or belief that continuation of such Participant status is, would or might be contrary to or inconsistent with the terms of the Plan or of applicable law, or that such continuation does, could or might jeopardize the Plan's classification as a "Top Hat" pension benefit plan or does, could or might endanger the benefits available under or through the Plan to other Participants. Accordingly, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder effective

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

as of any date designated by the Committee. In connection with any such Committee action, the Committee may require that all Base Salary Deferrals, Bonus Compensation Deferrals and vested Company Contributions (if any) of any Participant whose status as an Eligible Employee or an Eligible Director is so terminated be distributed in a lump sum to such former Participant. Any such Committee action shall be communicated to such Participant prior to the effective date of such action.

                        ARTICLE IV - DEFERRALS & COMPANY
                                  CONTRIBUTIONS


4.1      Deferrals by Participants.

     Before the first day of each Plan Year (or within 31 days of the commencement of service for an Eligible Employee or Eligible Director, as the case may be, whose eligibility to participate in the Plan commences other than on the first day of a Plan Year), or on or before such other date(s) in any Plan Year that the Committee may, in its sole discretion, establish or designate for such purpose, a Participant may file with the Committee a Deferred Compensation Agreement pursuant to which such Participant elects to make Base Salary Deferrals and/or Bonus Compensation Deferrals for or with respect to such Plan Year, provided that elections to make Bonus Compensation Deferrals for Bonus Compensation payable in 1998 may be made on or prior to December 31, 1997. Any such Participant election shall be subject to any maximum or minimum percentage or dollar amount limitations (which, as of the Effective Date, shall include a maximum Base Salary Deferral limit of 90% of a Participant's Base Salary and a minimum aggregate annual deferral limitation of $1,000, which limitations may be changed by the Committee in its sole discretion), and to any other rules prescribed by the Committee in its sole discretion.

     (a) Base Salary Deferrals will be credited to the Account of each Participant as of the business day of each calendar month on which the Participant would have received the cash, provided that such Participant is an Eligible Employee or Eligible Director, as the case may be, on the last day of such calendar month. A Participant whose employment or Eligible Director status, as the case may be, terminates during the calendar month shall be paid the amount of his Base Salary Deferrals for such month in cash.

     (b) Bonus Compensation Deferrals will be credited to the Account of each Participant as of the business day of the month on which such Bonus Compensation otherwise would have been paid to the Participant in cash, provided that the Participant is an Eligible Employee or Eligible Director, as the case may be, on the last day of such month. A Participant whose employment terminates before the last day in the calendar month in which his Bonus Compensation would have been paid to him in cash will be paid his Bonus Deferral in cash.

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4.2      Effective Date of Deferred Compensation Agreement.

     A Participant's initial Deferred Compensation Agreement shall be effective as of the first regular Company payroll period (or, in the case of Eligible Directors, for the first regular payment date for Base Salary paid to such Eligible Director) beginning after the date the Participant commences participation in the Plan. Each subsequent Deferred Compensation Agreement shall become effective on the first day of the Plan Year to which it relates. A Deferred Compensation Agreement that is timely delivered shall be effective for the relevant Plan Year (or remaining portion thereof) and, except as otherwise specified by an Eligible Employee or an Eligible Director, as the case may be, in his then effective Deferred Compensation Agreement, shall continue to be effective for each subsequent Plan Year until revoked or modified by written notice to and, if relevant, approval by the Committee as provided in Section 4.3 or until terminated automatically upon either the termination of the Plan, the termination of such Participant's participation in the Plan in any capacity, or the Company becoming Insolvent.

4.3      Modification or Revocation of Election by Participant.

     A  Participant  may not  change  the  amount  of his Base  Salary  or Bonus
Compensation Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election at any time by filing, on such forms and subject to such limitations and restrictions as the Committee may prescribe in its discretion, a revised Deferred Compensation Agreement with the Committee. If approved by the Committee, revocation shall take effect as of and for the first payroll period next following its approval. If a Participant discontinues a Base Salary Deferral election during a Plan Year, he will not be permitted to elect to make Base Salary Deferrals again until the next Plan Year. A
Participant may only discontinue or reduce a Bonus Compensation Deferral election by a showing of a severe financial hardship in accordance with Section
7.7. Under no circumstances may a Participant's Deferred Compensation Agreement be made, modified or revoked retroactively.

4.4      Company Contributions.

     Subject to Section 2.1(k), each Participant shall be eligible to receive a Company Contribution. Company Contributions may be in any amount and subject to such conditions, limitation or qualifications, and determined in any manner the Company shall deem appropriate in its sole and absolute discretion. Company Contributions will be credited to the Participant=s Account as of the business day of a calendar month selected by the Company. Company Contributions may be made for, but are not limited to, any of the following reasons:

     (a) funding for the loss of Company contributions and related earnings on those contributions that a Participant may incur as a consequence of legislated eligible compensation or contributions limitations imposed on the Company 401(k) Plan;

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

     (b) funding for the loss of any Company qualified plan contributions and related earnings on those contributions that a Participant may incur as a result of transferring to another business unit within the Company=s family of companies, including Subsidiaries and joint venture operations; and

     (c) any other purpose which the Company, in its sole and absolute discretion, shall deem appropriate.

     A Participant shall be notified as soon as reasonably practical after the end of a calendar quarter of any Company Contribution made on his behalf during the quarter under this Section.

                      ARTICLE V - VESTING, DEFERRAL PERIODS
                              AND EARNINGS ELECTION

5.1      Vesting.

     A Participant shall be 100% vested in that portion of his Account due to Base Salary Deferrals and/or Bonus Compensation Deferrals, including any gains, losses or earnings thereon, at all times. A Participant shall be 100% vested in that portion of his Account consisting of Company Contributions, including any gains, losses or earnings thereon, on the first day of the Plan Year next following the fifth calendar anniversary of the date the Company Contribution was credited to his Account. A Participant shall be deemed proportionately vested in that portion of his Account consisting of Company Contributions, including any gains, losses or earnings thereon, on the date such Participant ceases to be an Employee (i) after a Change In Control has occurred or (ii) upon the occurrence of his Retirement Date or (iii) by reason of termination of his employment by the Company other than for cause. In the event of death or disability, a Participant shall be 100% vested in his entire Account.

5.2      Deferral Periods.

     A Deferral Period shall, at the Participant=s election, be until (i) Retirement Date, or (ii) a Specific Future Year. In the case of an election to defer until a Specific Future Year, the Deferral Period must be for any period of at least five (5) years or more, but may not end later than the year in which the Participant attains age 70. A Participant must specify on the Deferred Compensation Agreement the Deferral Period for the Base Salary Deferrals, Bonus Compensation Deferrals, and Company Contributions (if any) to be made to the Plan for the Plan Year (or the remaining portion thereof for a Participant who enters the Plan other than on the first day of a Plan Year) to which the Deferred Compensation Agreement relates, subject to certain rules as determined by the Committee from time to time. In the event a Participant does not elect a Deferral Period for any such Base Salary Deferrals, Bonus Compensation Deferrals, and Company Contributions (if any) for a Plan Year, such Participant shall be deemed to have elected a Deferral Period that ends on such Participant's Retirement Date.

5.3      Earnings Election.

     A Participant's Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options (including the Specified Alternatives) and procedures adopted by the Committee from time to time. A Participant may change such hypothetical investment directions pursuant to such procedures which shall, unless otherwise permitted by the Committee, limit the number of such changes to one (1) in each calendar month. The Company specifically retains the right in its sole discretion to change the investment deferral crediting options (including the Specified Alternatives) and procedures. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant=s hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at the rate applicable to U.S. Treasury Bills having a maturity of thirty (30) days as in effect from time to time during the relevant period. A Participant's Account shall be adjusted as of each Valuation Date to reflect investment gains, losses and earnings. Company Contributions (if any) shall be deemed invested in the same manner as the relevant Participant's Base Salary Deferral hypothetical investment elections in his Deferred
Compensation Agreement for the Plan Year. If there is no Base Salary Deferral election, Company Contributions (if any) shall be deemed invested in the same manner as the relevant Participant's Bonus Compensation Deferral hypothetical investment elections; and if none, then shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at the rate applicable to U.S. Treasury Bills having a maturity of thirty (30) days as in effect from time to time during the relevant period.

                              ARTICLE VI - ACCOUNTS


6.1      Establishment of Bookkeeping Accounts.

     A separate bookkeeping account shall be maintained for each Participant. Such account shall be credited with the Base Salary Deferrals and Bonus
Compensation Deferrals made by the Participant pursuant to Section 4.1, and Company Contributions (if any) made pursuant to Section 4.4 and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3.

6.2      Subaccounts.

     Within each Participant's bookkeeping account, separate subaccounts shall be maintained to the extent the Committee determines it to be necessary or desirable for the administration of the Plan. For example, it may be necessary or desirable to maintain separate subaccounts where the Participant has specified different Deferral Periods, methods of payment or hypothetical investment directions with respect to his Base Salary Deferrals, Bonus Compensation Deferrals, and Company Contributions (if any) for different Plan Years.

6.3      Hypothetical Nature of Accounts.

     The account established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that earnings and losses relating to the hypothetical investment of the Base Salary Deferrals, Bonus Compensation Deferrals and Company Contributions (if any) made pursuant to the Plan can be credited (or charged, as the case may be). Neither the Plan nor any of the accounts (or subaccounts) established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company and no Participant, former Participant or Beneficiary shall have an interest in, or a lien or prior claim upon, any property of the Company by reason of any rights of such party, or obligations owed to such party, under this Plan. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan and no Subsidiary of the Company shall have any obligations or liability to any such person, nor shall any such person have any claim whatsoever against any Subsidiary, by reason of any Account of such person or amount or obligation owed to such person under this Plan. Neither the Company, any Subsidiary, the Directors, the Committee nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or any of its Subsidiaries and a Participant or any other person.

                        ARTICLE VII - PAYMENT OF ACCOUNT


7.1      Timing of Distribution of Benefits.

     Distribution of Base Salary Deferrals, Bonus Compensation Deferrals and Company Contributions to a Participant shall be made as soon as practicable following the date the Deferral Period for such amounts ends.

     (a) If a Participant ceases to be an Employee at a time other than his Retirement Date (for reasons other than such Participant's death or disability), then such Participant=s entire Account balance shall be distributed to him in a lump sum as soon as administratively practical following the date on which the relevant event occurs, but no later than 60 days following such date unless (i) the Participant makes a written request to the Committee in the calendar year prior to the calendar year in which such date occurs for an extended distribution period not to exceed five calendar years; provided, that the Committee, in its sole discretion, may grant or refuse such a request or (ii) the Committee, in its sole discretion, elects to defer such distribution and/or make such distribution in annual installments, in either case resulting in payment of such Participant's entire Account balance within five years of such date; provided that the Committee shall not make or continue such election after a Change In Control.

     (b) Notwithstanding the foregoing, upon the earlier to occur of (i) the Participant's death, or (ii) the Participant's permanent disability (as defined for purposes of the Company's long-term disability program), the Participant's entire Account balance shall be distributed to him (or to his Beneficiary in the event of his death) in a lump sum as soon as administratively practical following the date of such event, but no later than 60 days following such date, unless the Participant specifies a different payment schedule with respect to such events in his then effective Deferred Compensation Agreement. If the Participant has elected to receive such distribution other than in a lump sum, such distribution may be accelerated, including to lump sum, based upon a showing of severe financial hardship in accordance with Section 7.7 by the Participant or his Beneficiary.

7.2      Adjustment for Investment Gains and Losses Upon a Distribution.

     Upon a distribution pursuant to this Article VII, the balance of a Participant's Account shall be determined as of the Valuation Date immediately preceding the date of the distribution to be made and shall be adjusted for investment gains, losses and earnings which have accrued to the date of distribution but which have not been credited to his Account.

7.3      Form of Payment or Payments.

     Base Salary Deferrals, Bonus Compensation Deferrals and Company Contributions (if any) shall be distributed in accordance with the form of payment elected by the Participant on the Deferred Compensation Agreement to which such amounts relate. The form of payment with respect to amounts and the earnings credited thereon may be in any of the following forms:

     (a) A lump sum; or

     (b) Installment payments for a period not to exceed fifteen years.

     Installment payments shall be paid annually as of the first business day of January of each Plan Year or quarterly as of the first business day of each calendar quarter as elected by the Participant. Each installment payment shall be determined by multiplying the amounts to be distributed by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to Participant. Anything contained herein to the contrary notwithstanding, total distribution of a Participant's Account must be made by the later of the date such Participant attains age 85 or the Participant's termination of employment. In the calendar year prior to the calendar year in which a distribution of a Participant=s Account is scheduled to begin distribution (but no less than 180 days prior to the distribution date in all events), a Participant may request a change in the amount and/or schedule of payment of such distribution which may be approved or disapproved by the Committee in its sole discretion.

7.4      Small Accounts.

     The Committee, in its sole discretion, may establish minimum amounts for distributions to be made in installments, and also may distribute a Participant=s Account in one lump sum, if it is less than $25,000 on the date distribution is scheduled to begin.

7.5      Designation of Beneficiaries.

     Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his Account in the event of his death. A Beneficiary designation shall be made by executing the Beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be the Participant's surviving spouse, if any, or if none, the Participant's executor or administrator, or his heirs at law if there is no administration of such Participant's estate, or otherwise as may be directed by law, or by order or judgment of a court of competent jurisdiction.

7.6      Unclaimed Benefits.

     In the case of an amount payable pursuant to the Plan on behalf of a Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such amount is payable, such amount may be forfeited to the Company, upon the Committee's determination, and subject to applicable escheat and similar laws. Notwithstanding the foregoing, if subsequent to any such forfeiture that is received and retained by the Company, the Participant or Beneficiary to whom such amount is payable makes a valid claim for such amount, such forfeited amount shall be paid by the Company or restored to the Plan by the Company.

7.7      Hardship Withdrawals.

     A Participant may apply in writing to the Committee for, and the Committee may permit, a hardship withdrawal of all or any part of a Participant's Account if the Committee, in its sole discretion, determines that the Participant has incurred (a) a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, or (b) a loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

7.8      Other Withdrawals

     At any time, a Participant may request that 90% of (or a designated portion
of) his Account balance be paid to him provided, that in anticipation of or following a Change In Control, a Participant may request that up to 100% of his Account balance be paid to him. Except as provided below in connection with a Change In Control, the Committee in its sole discretion may approve or disapprove such a request. If (a) the Committee approves the request or (b) in connection with a Change In Control, the Company has established a Funded Rabbi Trust (as defined below), and in either such case the requesting Participant receives a payment under this Section, he shall (1) permanently forfeit the remaining 10% of the entire account balance (or designated portion of it) which shall not be paid to, or in respect of, the Participant; and (2) the Participant shall lose the right to make additional deferrals into the Plan until the Plan Year that immediately follows the first anniversary of the date on which such Participant receives a distribution under this Section. If a Participant has filed a request under this section in anticipation of or after a Change In Control, then the Committee may not disapprove such request, but shall notify the Participant, by appropriate written certification delivered to such Participant within 10 days of his request, whether or not the Company has established, as contemplated in Section 10.6, an irrevocable trust, controlled by an independent trustee, which has been funded with cash or other liquid assets having a value of at least 110% of the aggregate Account balances deferred pursuant to the Plan as of such date (a "Funded Rabbi Trust"). If the Committee so notifies the Participant of the establishment of a Funded Rabbi Trust, then the Participant's previously filed request under this Section shall be deemed revoked, unless the Participant resubmits such request following the Change In Control, and in any such resubmitted request, the Participant may only request that 90% of (or a designated portion of) his Account balance be paid to him (which request shall not be subject to Committee approval). If the Committee does not so notify the Participant of the establishment of a Funded Rabbi Trust,
(1) the amount of the distribution requested by such Participant (up to the entire Account balance of such Participant) shall be paid to him not later than the fourteenth (14th) day after the date of his request and (2) the Participant shall lose the right to make additional deferrals into the Plan until the Plan Year that immediately follows the first anniversary of the date on which such Participant receives such distribution.

                          ARTICLE VIII - ADMINISTRATION

8.1      Committee.

     The Plan shall be administered by the Committee as contemplated in Section 1.6, or by such other person, entity or body as may be retained, constituted or appointed for such purpose from time to time by the Directors. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The

Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

8.2      General Powers of Administration.

     The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan, to make findings of fact and to determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member's action involves willful misconduct.

8.3      Costs of Administration.

     The costs of administering the Plan shall be borne by the Company unless and until the Participant receives written notice of the imposition of such administrative costs, with such costs to begin with the next Plan Year and no costs may be assessed retroactively for prior Plan Years. Such costs shall be charged against the Participant's Account and shall be uniform for all Plan Participants.

8.4      Indemnification of Committee.

     The Company shall indemnify the members of the Committee against any and all claims, losses, damages, costs and expenses, including attorney's fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

                     ARTICLE IX - DETERMINATION OF BENEFITS,
                       CLAIMS PROCEDURE AND ADMINISTRATION


9.1      Claims.

     A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Company at its then principal place of business.

9.2      Claim Decision.

     Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.

The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

     If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

     (1) The specific reason or reasons for such denial;

     (2) The specific reference to pertinent provisions of the Plan on which such denial is based;

     (3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

     (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

     (5) The time limits for  requesting a review under  Section 9.3 and Section
9.4 hereof.

9.3      Request for Review.

     Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Committee. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Committee's determination by the Secretary of the Company within such sixty (60) day period, he shall be barred and estopped from challenging the Committee's determination.

9.4      Review of Decision.

     Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Committee's determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

                            ARTICLE X - MISCELLANEOUS


10.1     Not Contract of Employment.

     The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any of its Subsidiaries and any person or to be consideration for the employment of, or service as a director by, any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of its Subsidiaries or to be nominated, elected or not removed as a director of the Company or any of its Subsidiaries or to restrict the right of the Company or any of its Subsidiaries to discharge any person at any time nor shall the Plan be deemed to give the Company or any of its Subsidiaries the right to require any person to remain in the employ or to continue as a director of the Company or any of its Subsidiaries or to restrict any person's right to terminate his employment or service as a director at any time.

10.2     Non-Assignability of Benefits.

     No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

10.3     Withholding.

     All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law. The Company shall not be deemed to have made any representation or warranty to any Participant, Beneficiary or any other person concerning the appropriate income or other tax treatment of amounts deferred and/or distributed pursuant to this Plan under the Code (as now or hereafter in effect) or under any other federal, state, local or foreign tax or similar law, rule or regulation. All of such matters, and the responsibility of any Participant, Beneficiary, Eligible Employee and/or Eligible Director to satisfy such person's tax and similar reporting and payment obligations in accordance with applicable law in respect of any amounts deferred or distributed under this Plan, shall be and remain the sole and exclusive responsibility and obligation of such individual, and each individual Participant, in consideration of his participation in the Plan, shall agree to indemnify and
hold  the  Company,  its  Subsidiaries  and  their  respective   directors,
officers, employees, agents and advisors harmless from and against such responsibilities and liabilities and any failure on the part of such individual Participant and/or his Beneficiaries to perform and discharge them fully and in a timely manner. This indemnity shall survive any such Participant's participation in the Plan, any termination of the Plan and any termination of such Participant's employment with or by, or service as a director of, the Company or any of its Subsidiaries for any reason whatsoever.

10.4     Amendment and Termination.

     The Compensation Committee and/or the Directors may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Account. The Compensation Committee and/or the Directors may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Participant's Account shall be paid to such Participant or his Beneficiary in a single cash lump sum in full satisfaction of all such Participant's or Beneficiary's benefits hereunder. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Compensation Committee or, if by the Directors, by the Secretary of the Company.


10.5     No Trust Created.

     Nothing contained in this Plan, and no action taken pursuant to its provisions by any party, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company or any of its Subsidiaries and any Participant, his Beneficiaries, or any other person.

10.6     Unsecured General Creditor Status Of Employee.

     (a) The payments to a Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant Beneficiary or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

     (b) In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of any Eligible Employee or Eligible Director (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, none of the Participant, their respective Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder. An Eligible Employee=s or Eligible Director's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

     (c) To meet its obligations under the Plan, the Company may (but shall not be obligated to) establish a trust or trusts, or such other funding devices as the Committee shall deem appropriate, advisable or desirable, which may take the form of grantor trusts, may be revocable or irrevocable, and may have independent trustees (such trusts or other funding devices collectively
"Trusts"). If any such Trusts are established, then so long as they are maintained, the assets of such Trusts will be used only to pay benefits and administrative expenses of the Plan; provided, however, that the assets of such Trusts will be subject to the claims of creditors of the Company in the event the Company becomes Insolvent. To the extent that the assets of such Trusts are insufficient to pay benefits due under the Plan, such benefits shall be paid by the Company from its general assets, which assets shall, at all times, remain subject to the claims of the Company's creditors. Neither Participants, their Beneficiaries nor their legal representatives shall have any right, actual or beneficial, other than the right of an unsecured general creditor, against the Company or against any of such Trusts in respect of any portion of a Participant's Account. The Company has no obligation to make or to continue to make any contributions to any Trusts that may be established in connection with the Plan and any such contributions, if made, shall be made (and may be discontinued) in the sole discretion of the Company.

10.7     Severability.

     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.8     Governing Laws.

     All provisions of the Plan shall be construed in accordance with the laws of Virginia except to the extent preempted by federal law.

10.9     Binding Effect.

     This Plan shall be binding on each Participant and his heirs and legal representatives and Beneficiaries and on the Company and its successors and assigns.

10.10    Entire Agreement.

     This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

     IN WITNESS WHEREOF, the Company has caused this Plan to be properly executed as of the 16th day of December, 1997.


                                                 NEXTEL COMMUNICATIONS, INC.




(Corporate Seal)                              By:/s/Deborah A. Keller
                                                 _______________________________
                                                 Deborah A. Keller
                                                 Vice President, Human Resources



Attested to:


/s/Ried Zulager
____________________________________
Ried Zulager
Secretary

                                                                      EXHIBIT A








                           NEXTEL COMMUNICATIONS, INC.
                         CASH COMPENSATION DEFERRAL PLAN
                             SPECIFIED ALTERNATIVES

SPECIFIED ALTERNATIVES

Overview

     The value of your deferral will be determined by the performance of an attractive array of Investment Options. You may elect to allocate your monthly base salary and/or your bonus compensation deferral in increments of 1% among these options, and reallocate them once in each calendar month subject only to special restrictions as the Plan may provide. Your deferred account will be credited or charged with the change in value of the particular financial option or options selected, including reinvestment of dividends and capital gains, where applicable. Please remember that these Investment Options are hypothetical in nature; no monies are actually invested in the allocations selected.

     Your deferrals will be treated as if invested in shares of your fund choice. Your deferrals will be converted to share equivalents based on the closing price on the day the deferrals are credited to your deferral account (monthly for salary and on the payment date in the case of variable compensation). You will be credited with the value of the funds chosen, including reinvestment of dividends and capital gains, when applicable.

         Your Investment Options are as follows:


PIMCO Total Return Fund (Bond)

     This fund seeks to maximize total return consistent with prudent investment management. The fund will primarily invest in the following types of securities: obligations issued or guaranteed by the U.S. Government, its agencies, or instrumentalities; U.S. dollar denominated corporate debt securities of domestic or foreign issuers; mortgage and other asset-backed securities; variable and floating rate debt securities; U.S. dollar-denominated obligations of foreign governments, foreign government agencies, and international agencies (such as the International Bank for Reconstruction and Development); and any of the following: high quality commercial paper; certificates of deposit; fixed time deposits and bankers' acceptances issued by domestic and foreign banks denominated in U.S. dollars; and repurchase and reverse repurchase agreements.

History of Total Annual Return

                  1992 . . . . . . . . . . . . .  . . . .   9.75%
                  1993 . . . . . . . . . . . . . . . . . . 12.52%
                  1994 . . . . . . . . . . . . . . . . . . (3.58)%
                  1995 . . . . . . . . . . . . . . . . . . 19.79%
                  1996 . . . . . . . . . . . . . . . . . .  4.69%
                  1997 (as of 6/30/97) . . . . . . . . . .  3.42%
          5 Year Average Annual Total Return . . . . . . .  8.32%


Bankers Trust Equity 500 Index

     This fund seeks to provide investment results that correspond to the total return performance of common stocks that are publicly traded in the United States. The fund attempts to achieve its objective by investing in stocks included in the S&P 500. The S&P 500 is a capitalization-weighted index, based on the relative market capitalization of 500 different companies selected by S&P, including companies in the industrial, utility, financial, and transportation industry sectors. The fund attempts to replicate the investment results of the S&P 500, while minimizing transactional costs and other expenses. The fund will purchase common stock of those companies included in the S&P, which the fund Manager believes, based on statistical data, will represent the industry diversification of the entire S&P 500. The fund will be managed to attempt to minimize the degree to which investment results of the fund (before taking into account the fund's expenses) differ from the results of the index. The degree to which the fund correlates with the index will depend upon the size and cash flow of the fund, the liquidity of the securities represented in the index will depend upon the size and cash flow of the fund, the liquidity of the securities represented in the index, and the Fund's expenses, among other factors. There is no fixed number of component stocks in which the Fund will invest. However, it is anticipated that under normal circumstances the Fund will hold between 200 and 450 of the stocks listed in the S&P 500.

         History of Total Annual Return

                  1993 . . . . . . . . . . . . . . . . . .  9.53%
                  1994 . . . . . . . . . . . . . . . . . .  1.14%
                  1995 . . . . . . . . . . . . . . . . . . 37.15%
                  1996 . . . . . . . . . . . . . . . . . . 22.83%
                  1997 (as of 6/30/97) . . . . . . . . . . 20.47%
          5 Year Average Annual Total Return . . . . . . . 28.56%


INVESCO Total Return Fund

     The investment objective of the INVESCO Total Return Fund (the "Total Return Fund") is to seek a high total return on investment through capital appreciation and current income. The Total Return Fund seeks to accomplish its objective by investing in a combination of equity securities and fixed income securities. Although there is no limitation on the maturity of the Total Return Fund's investment in fixed income securities, the dollar-weighted average maturity of such investments normally will be from 3 to 15 years.

     The equity securities to be acquired by the Total Return Fund consist of common stocks and, to a lesser extent, securities convertible into common stocks. Such securities generally will be issued by companies listed on a national securities exchange (such as the New York Stock Exchange) and that usually pay regular dividends. The income securities to be acquired by the Total Return Fund will include obligations of the U.S. government and government agencies. These U.S. Government obligations consist of direct obligations of the U.S. government, such as U.S. Treasury bills, notes and bonds, obligations guaranteed by the U.S. government, such as Government National Mortgage
Association obligations, and obligations of U.S. government authorities, agencies and instrumentalities, which are supported only by the assets of the issuer, such as the Federal National Mortgage Association, Federal Home Loan Bank, Federal Financing Bank and Federal Farm Credit Bank. The Total Return Fund may also invest in corporate debt obligations that are rated in one of the four highest ratings of corporate obligations by Standard & Poor's (AAA, AA, A and BBB) or by Moody's (Aaa, Aa, A and Ba), or, if not rated, that in Fund Management's opinion have investment characteristics similar to those described in such ratings.

     Typically, at least 30% of the Total Return Fund's investment fund will be comprised of equities and at least 30% fixed and variable income securities. The remaining 40% of the fund will vary in asset allocation according to Fund Management's assessment of business, economic and market conditions.

          History of Total Annual Return

                  1992 . . . . . . . . . . . . . . . . . .  9.85%
                  1993 . . . . . . . . . . . . . . . . . . 12.36%
                  1994 . . . . . . . . . . . . . . . . . .  2.52%
                  1995 . . . . . . . . . . . . . . . . . . 28.64%

                  1996 . . . . . . . . . . . . . . . . . . 13.07%
                  1997 (as of 6/30/97) . . . . . . . . . . 13.95%
          5 Year Average Annual Total Return . . . . . . . 15.35%


Neuberger&Berman Partners

     The investment of this fund is to seek capital growth. The fund invests principally in common stocks of medium to large capitalization established companies, using the value-oriented investment approach. The fund seeks capital growth through as investment approach that is designed to increase capital with reasonable risk. Neuberger&Berman Management looks for securities believed to be undervalued based on strong fundamentals, including a low price-to-earnings ratio, consistent cash flow, and the company's track record through all parts of the market cycle.

     Up to 15% of the fund's net assets, measured at the time of investment, may be invested in corporate debt securities that are below investment grade or in comparable unrated securities. Securities rated below investment grade as well as comparable unrated securities are often considered to be speculative and usually entail greater risk.

         History of Total Annual Return

                  1992 . . . . . . . . . . . . . . . . . . 17.52%
                  1993 . . . . . . . . . . . . . . . . . . 16.46%
                  1994  . . . . . . . . . . . . . . . . .  (1.89)%
                  1995 . . . . . . . . . . . . . . . . . . 35.21%
                  1996 . . . . . . . . . . . . . . . . . . 26.49%
                  1997 (as of 6/30/97) . . . .  .  . . . . 16.08%
          5 Year Average Annual Total Return . . . . . . . 20.99%


Alger American MidCap Growth B

     The investment objective of the fund is long-term capital appreciation. Except during temporary defensive periods, the fund invests at least 65% of its total assets in equity securities of companies that, at the time of purchase of the securities, have total market capitalization within the range of companies included in the S&P MidCap 400 Index, updated quarterly. The S&P MidCap index is designed to track the performance of medium capitalization companies. As of March 31, 1997, the range of market capitalization of these companies was $120 million to $7.193 billion. The Fund may invest up to 35% of its total assets in equity securities of companies that, at the time of purchase, have total market capitalization outside the range of companies included in the S&P MidCap 400 Index and in excess of that amount (up to 100% of its assets) during temporary defensive periods.

          History of Total Annual Return

                  1994 . . . . . . . . . . . . . . . . . .  0.56%
                  1995 . . . . . . . . . . . . . . . . . . 46.49%
                  1996 . . . . . . . . . . . . . . . . . . 12.04%
                  1997 (as of 6/30/97) . . . . . . . . . .  8.03%
          3 Year Average Annual Total Return . . . . . . . 27.01%

Alger American Small Capitalization B

     The investment objective of the fund is long-term capital appreciation. Except during temporary defensive periods, the fund invests at least 65% of its total assets in equity securities of companies that, at the time of purchase of the securities, have "total market capitalization" -- present market value per share multiplied by the total number of shares outstanding -- within the range of companies included in the Russell 2000 Growth Index ("Russell Index") or the S&P SmallCap 600 Index ("S&P Index"), updated quarterly. Both indexes are broad indexes of small capitalization stocks. As of March 31, 1997, the range of market capitalization of the companies in the Russell Index was $10 million to $1.94 billion; the range of market capitalization of the companies in the S&P Index at that date was $32 million to $2.579 billion. The combined range as of that date was $10 million to $2.579 billion. The Fund may invest up to 35% of its total assets in equity securities of companies that, at the time of purchase, have total market capitalization outside the combined range, and in excess of that amount (up to 100% of its assets) during temporary defensive periods.

          History of Total Annual Return
                  1992 . . . . . . . . . . . . . . . .. . . 4.00%
                  1993 . . . . . . . . . . . . . . . . . . 12.77%
                  1994 . . . . . . . . . . . . . . . . . . (4.53)%
                  1995 . . . . . . . . . . . . . . . . . . 48.85%
                  1996 . . . . . . . . . . . . . . . . . .  4.17%
                  1997 (as of 6/30/97) . . . . . . . . . .  1.63%
          3 Year Average Annual Total Return . . . . . . . 16.74%


Morgan Stanley International Magnum B

     The fund seeks long-term capital appreciation primarily through investment in equity securities of corporations domiciled in countries other than the United States. Current income from dividends and interest will not be an important consideration. Other than when in a defensive posture, at least 70% of the fund's assets will consist of corporate securities, primarily common stock and, to a lesser extent, securities convertible into common stock. The Fund may, however, for defensive purposes as described below, invest in nonconvertible fixed income securities denominated in currencies of foreign countries and in United States dollars.

     Investing in the securities of foreign issuers involves special risks and considerations not typically associated with investing in U.S. companies. These risks include exposure to foreign currencies and fluctuations in such currencies and political, economic, regulatory, and operational factors associated with exposure to foreign countries. Investment in emerging market countries presents risks in greater degree than, and in addition to, those presented by investment in foreign issuers in general.


         History of Total Annual Return

                  1997 (as of 6/30/97) . . . . . . 14.19%
 Average Annual Total Return . . . . . . . . . . . 16.40%
 (since inception of June 30, 1996)